Beck, Mack & Oliver LLC
360 Madison Avenue
New York, N.Y. 10017-7111

TELEPHONE 212 661-2640
 FACSIMILE 212 953-2511

July 20, 2010

Stacey Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Contractual Waivers and Reimbursements

Dear Mr. Hong:

    Back, Mack & Oliver LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for the Beck, Mack & Oliver Global Equity Fund (the “Fund”), a series of the Forum Funds (the “Trust”), so that total annual operating expenses of the Fund do not exceed 1.25% through July 31, 2011.

    This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on July 31, 2011.

Very truly yours,

By:           /s/ David E. Rappa_______
Name:      David E. Rappa
Title:        Member